PRESS RELEASE

Tembec announces intent to terminate SEC reporting obligations

Montreal, Quebec, October 17, 2014 – Tembec Inc. (“Tembec”) announced today that its wholly-owned subsidiary, Tembec Industries Inc. (the “Company”), is voluntarily filing a Form 15F with the U.S. Securities and Exchange Commission (the “SEC”) to terminate its duty to file reports under the Securities Exchange Act of 1934, as amended. As a result of this filing, the Company’s obligation to file certain reports with the SEC will immediately be suspended. Tembec expects that this termination of the Company’s reporting obligation will become effective 90 days after its filing with the SEC (or within a shorter period as the SEC may determine).

As a Toronto Stock Exchange listed reporting issuer, Tembec will continue to meet its Canadian continuous disclosure obligations by filing with the Canadian securities commissions. All of Tembec’s filings can be found on the System for Electronic Document Analysis and Retrieval (“SEDAR”) at www.sedar.com.

About Tembec

Tembec is a manufacturer of forest products – lumber, pulp, paper and specialty cellulose – and a global leader in sustainable forest management practices. Principal operations are in Canada and France. Tembec has approximately 3,500 employees and annual sales of approximately $1.6 billion. Tembec is listed on the Toronto Stock Exchange (TMB).

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of securities laws. Such statements may involve, but are not limited to, statements regarding the Company's intention to redeem any Existing Notes and related matters. Forward-looking statements also include statements relating, without limitation, to Tembec’s or its management’s objectives, projections, estimates, expectations or predictions of the future and can be identified by words such as “may”, “will”, “could”, “anticipate”, “estimate”, “expect”, “project”, “intend” and “plan”, the negative or variations thereof, and expressions of similar nature. These statements are based on certain assumptions and analyses made by Tembec in light of its experience and its perception of future developments. These forward-looking statements speak only as of the date stated or otherwise, as of the date of this press release, and, except as required by law, Tembec does not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, even if experience or future events make it clear that any expected results expressed or implied by these forward-looking statements will not be realized. Although Tembec believes that the expectations reflected in these forward-looking statements are reasonable, these expectations may not prove to be correct or Tembec may not achieve the financial results, savings or other benefits anticipated in the forward-looking statements. These forward-looking statements are necessarily estimates reflecting the best judgment of Tembec’s management and involve a number of known and unknown risks and uncertainties, some of which may be beyond Tembec’s control, which could cause its actual results, financial position, levels of activity, performance or achievements to differ materially from those suggested by the forward-looking statements, including, without limitation, those identified throughout Tembec’s public disclosure file available on the website maintained by the U.S. Securities and Exchange Commission at http://www.sec.gov or on SEDAR at http://www.sedar.com.

Information:
Michel Dumas
Executive Vice President, Finance and Chief Financial Officer
Tel: 819 627-4268
michel.dumas@tembec.com

Linda Coates
Vice President, Human Resources and Corporate Affairs
Tel.: 416 775-2819
linda.coates@tembec.com